Exhibit 99.1

                      CENTURY TELEPHONE ENTERPRISES, INC.
                                  NEWS RELEASE

FOR IMMEDIATE RELEASE                    FOR MORE INFORMATION CONTACT:
August 17, 1998                          Media - Patricia Cameron
                                                 (318) 388-9674
                                                 patricia.cameron@centurytel.com
                                         Investors - Jeffrey S. Glover
                                                     (318) 388-9648
                                                     jeff.glover@centurytel.com



CenturyTel Signs Definitive Agreement to Sell Alaska Operations
---------------------------------------------------------------

Monroe, LA. . . CenturyTel (Century Telephone Enterprises,  Inc., NYSE Symbol:
CTL) has entered into a definitive agreement to sell the stock of its Alaska operations to ALEC Acquisition Corporation. CenturyTel expects to receive $415 million in cash as a result of the transaction, and $43 million of debt will remain with the entities to be acquired by ALEC. ALEC is a newly formed company led by former executives of Pacific Telecom, Inc. (PTI) and Fox Paine & Company, LLC. ALEC has received commitments from Fox Paine and Chase Manhattan Corporation to provide equity and debt financing for the transaction.

Proceeds from this transaction will be used to reduce debt and to fund CenturyTel's previously announced acquisition of more than 85,000 telephone access lines from Ameritech in the state of Wisconsin. CenturyTel will not recognize a gain as a result of the transaction due to its treatment under purchase accounting. Final consideration is subject to certain purchase price adjustments to be made in conjunction with the transaction closing.

It is anticipated that the transaction will close in first quarter 1999, subject to regulatory approvals and customary closing conditions. Completion of the transaction is also subject to ALEC's receipt of financing from Chase pursuant to its commitment.


     "We are divesting our Alaska properties because these operations do not advance CenturyTel's strategy of geographically clustering our markets to achieve efficiencies and provide the best possible service," Glen F. Post, III, CenturyTel's President and Chief Executive Officer, said. "Due to its remote nature and the great distance between Alaska and the lower forty-eight states, we made a strategic decision to exit this market. This transaction provides CenturyTel additional financial flexibility to pursue expansion opportunities closer to our core market clusters. We are pleased to sell these properties to a reputable management team of former PTI executives who have considerable experience operating in Alaska. We believe in the long run this transaction will be positive for customers, employees and shareholders of both companies."

CenturyTel acquired the Alaska properties as part of the PTI acquisition completed in December 1997. These operations currently operate as PTI Communications and consist of approximately 130,000 telephone access lines, 12,600 cellular subscribers in markets encompassing 159,700 pops, as well as 550,000 PCS pops. For the first six months of 1998, these operations produced $61.7 million in revenues and $24.7 million in earnings before interest, taxes, depreciation and amortization (EBITDA). CenturyTel currently has approximately 350 employees in Alaska and will be working closely with the new management team to ensure a smooth transition for both customers and employees in the Alaska marketplace.

In addition to historical information, this release includes certain forward-looking statements that are subject to uncertainties that could cause the Company's actual results to differ materially from such statements. Such uncertainties include but are not limited to: changes in overall market or economic conditions or in legislation, regulation or public policy. These and other uncertainties related to the Company's business are described in greater detail in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

CenturyTel  (Century  Telephone   Enterprises,   Inc.)  provides  integrated
communications services including local exchange, wireless, long distance, Internet access and security services to more than two million customers in 21 states. The company, headquartered in Monroe, Louisiana, is publicly traded on the New York Stock Exchange under the symbol CTL. CenturyTel is the 10th largest local exchange telephone company, based on access lines, and the 10th largest cellular company, based on population equivalents owned, in the United States.

          Visit CenturyTel's corporate website at www.centurytel.com